Exhibit 10.67

Schedule of Amendment to Omitted Credit Agreement

In accordance with Instruction 2 to Item 601(a) of Regulation S-K, the Credit Agreement between PDL BioPharma, Inc. (the Company) and Direct Flow Medical, Inc. (Direct Flow), dated November 5, 2013, was not filed because it is substantially similar to the form of credit agreement that was filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K filed on March 3, 2014. The Company has previously summarized as part of the same exhibit the material details in which the omitted credit agreement differed from the form of credit agreement. On November 10, 2014, the Company and Direct Flow amended the Credit Agreement (the Amendment). The following schedule sets forth the material details in which the omitted Amendment further modifies the form of credit agreement that was filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K filed on March 3, 2014.

Execution Date	Borrower(s)	Maturity Date	Amount Funded at Closing	Aggregate Available Credit	Additional Funding Conditions	Outstanding Borrowings Interest Rate Per Annum	Interest Only Period	Principal Repayment Schedule	Change in Control Fee	Board Observer Rights
November 5, 2013 and Amended on November 11, 2014	Direct Flow Medical, Inc.	No change	No change	No change
Tranche 2: $15 million upon Borrower’s receipt of at least a minimum amount in cash proceeds from the sale of the Borrower’s capital stock prior to December 31, 2014. The condition shall not be satisfied if the Borrower does raise such cash proceeds prior to December 31, 2014.
						No change.	No change.	No change	Upon the consummation of an IPO or Change of Control by Borrower, Borrower to pay a fee to Lender.	So long as any loans are outstanding, the Agent shall have the right to designate one nonvoting board observer to attend the meetings of the Borrower’s Board of Directors.